EXHIBIT 23.3

CONSENT OF KPMG LLP, CHARTERED ACCOUNTANTS

The Board of Directors

SynX Pharma Inc:

We consent to the incorporation by reference in the registration statement on Form S-3 of Nanogen, Inc. (the “Company”) for the registration of common stock, preferred stock, warrants and debt securities to be issued from time to time by the Company pursuant to this Registration Statement not to exceed U.S.$60,000,000, of our report dated June 11, 2004, with respect to the consolidated balance sheets of SynX Pharma Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, deficit and cash flows for each of the years in the two-year period ended December 31, 2003, and our report dated June 11, 2004, “Comments by auditors for U.S. readers on Canada—U.S. reporting differences”, which reports appear in the Form 8-K/A of Nanogen, Inc. dated July 6, 2004 and to the reference of our firm under the heading “Experts” in the shelf prospectus.

/s/ KPMG LLP,

Toronto, Canada

June 17, 2005